EXHIBIT 99

                              ELAMEX, S.A. DE C.V.
                 ELAMEX REPORTS FOURTH QUARTER AND 2002 RESULTS

El Paso, Texas - (Business Wire) - April 1, 2003 - ELAMEX, S.A. DE C.V. (NASDAQ:
ELAM-News) announced today its results for the fourth quarter and for the full year ended December 31, 2002. Information contained herein should be read in conjunction with the Company's Form 10-K for the period ended December 31, 2002.

Net sales for the fourth quarter 2002 increased by 50% or $14.4 million, to $43.0 million from $28.6 million in the fourth quarter 2001. The net loss for the fourth quarter of $1.9 million was $0.5 million greater than the net loss of $1.4 million reported for the same quarter last year. The net loss per share for the fourth quarter of 2002 of $.26 compares to the net loss per share for the fourth quarter of 2001 of $.20.

The increase in the Company's net sales of $14.4 million in the fourth quarter of 2002 over the fourth quarter of 2001 was primarily the result of the consolidation of Franklin (the candy manufacturing and nut packaging business acquired by Elamex effective June 28, 2002), which had fourth quarter 2002 net sales of $19.5 million. In the fourth quarter 2002, the Company's metal stamping operation ("Precision"), had sales of $18.9 million, an increase of $ 0.8 million or 4.6%. For the same period, the Company's Shelter Services manufacturing business in Mexico, excluding sales to Franklin in both quarters, had a net sales decline of $3.8 million. The decrease was primarily due to the termination of certain contracts associated with customers that decided to take their manufacturing in-house or moved their operations to China and India. The loss of business due to the reasons noted above occurred prior to the fourth quarter 2002.

Gross profit for the fourth quarter 2002, was $5.6 million, an increase of $4.1 million from the $1.5 million reported in the fourth quarter of 2001. Operating expenses were $6.3 million in the fourth quarter 2002, compared to $ 3.0 million for the same comparable quarter in 2001, an increase of $3.3 million.

For the year ended December 31, 2002, net sales increased 1.7% to $134.3 million from $132.0 million for the prior year. Net sales for Shelter Services, before intercompany eliminations decreased 32% from $46.7 million in 2001 to $31.7 million for the current year. The decrease was primarily due to termination of certain contracts associated with customers that decided to take their manufacturing in-house or moved their operations to China and India. Sales for Precision decreased 4% to $75.3 for the year ended December 31, 2002 down from $78.8 million for the prior year. The decrease was primarily due to reduction in tooling sales of $0.7 million and a decrease in manufacturing sales of $2.8 million. Qualcore which was deconsolidated in July 2001, contributed $8.6 million in net sales for the year ended December 31, 2001. Franklin contributed sales of $33.2 million in 2002 for the period subsequent to acquisition.

Gross profit increased by $12 million to $14.1 million in 2002 from $2.1 million in 2001. Consolidated Operating expenses, decreased to $15.4 million in 2002 from $23.6 million in 2001.

Other income (expense) decreased from an income of $0.7 million in 2001 to an expense of $4.4 million in 2002.

The consolidated net loss for 2002 was $6 million, an improvement of $5 million from the net loss of $11 million for 2001. The net loss per share, basic and diluted, for 2002 was $.84 compared to a loss of $1.61 in 2001.

Richard P. Spencer, President and Chief Executive Officer made the following comments regarding the fourth quarter and full year 2002 results:

"While we are pleased that Elamex's traditional manufacturing business stabilized in 2002 and Precision continued to show signs of improvement in its operating efficiencies and value-added manufacturing services both business segments continue to operate with considerable concern regarding the condition of the U.S. economy, particularly with respect to the automotive and appliance industries."

"Precision is in the metal stamping business and metal stamping is a capital intensive business. The primary strategic challenge facing Precision is the ongoing need to make investments in equipment, which will allow Precision to remain competitive and permit it to increase its capabilities to provide value added products and services to its core customers. In part, because of the anticipated future equipment investment requirements, as well as other current economic and market considerations, we anticipate a first quarter 2003 goodwill impairment of approximately $3.5 million of Precision's goodwill of $8.1 million at the end of December 31, 2002. Elamex's policy is to review the carrying value of goodwill during the first quarter of its fiscal year and take goodwill impairment, if any, during the same quarter.

"Franklin's candy business continues to gain momentum. Franklin has significantly expanded its sales by executing its strategy of private label business with most of the largest mass merchandisers and retail grocery store chains in the United States. We expect additional sales growth in this area as stores come on line. We also see excellent growth opportunities for additional contract manufacturing arrangements with U.S. candy manufacturers who wish to reduce their product cost by manufacturing in Mexico. Even with the recent growth in its business, Franklin has available capacity to continue its growth path."

"In conclusion, we continue to execute our basic plan to first fix then grow our existing businesses, while at the same time being willing to enter into strategic growth businesses where we can use our cross border manufacturing and business expertise."

Elamex will conduct a group conference call on Thursday, April 3, 2003 at 11:00 a.m. (EST) to discuss fourth quarter 2002 results. To participate in the conference call please dial the toll free number 1-800-346-7359. For international callers you may dial the toll free number (973) 528-0008. The conference entry code is 36897. For anyone who cannot participate in the conference call, the script will be posted in the Elamex web site.
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Elamex is a Mexican company with manufacturing operations in Mexico and the
United States. The Company is involved in the production of industrial products, metal and plastic parts for the appliance and automotive industries, medical products and food items related to its candy manufacturing and nut packaging operations. Elamex's competitive advantage results from its demonstrated capability to leverage low cost, highly productive labor, strategic North American locations, recognized quality, and proven ability to combine high technology with labor intensive manufacturing processes in world class facilities.
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(This press release includes forward looking statements that involve risks and uncertainties, including, but not limited to, risks associated with the Company's future growth and profitability, the ability of the Company to increase sales to existing customers and to make sales to new customers, the effects of competitive and general economic conditions and the ability of the Company's own customers to meet their expectations and projections.)

                      ELAMEX, S.A. DE C.V. AND SUBSIDIARIES
                 Consolidated Condensed Statements of Operations
               (In Thousands of U. S. Dollars, except share data)
                                   (Unaudited)

                                                                  13 Weeks ended               52 Weeks ended
                                                            ---------------------------  ----------------------------
                                                            December 31,  December 31,    December 31,  December 31,
                                                                2002          2001            2002          2001
                                                            ---------------------------  ----------------------------
Net sales                                                    $   42,973    $   28,573      $  134,269    $  131,984
Cost of sales                                                    37,375        27,050         120,142       129,878
                                                            ---------------------------  ----------------------------

  Gross profit                                                    5,598         1,523          14,127         2,106
                                                            ---------------------------  ----------------------------
Operating expenses:
 General and administrative                                       2,013         1,823           7,092         9,373
 Selling                                                          2,039           158           4,179         1,265
 Distribution                                                     2,236                         4,149
 Re-structuring charges                                              --           985              --        12,916
                                                            ---------------------------  ----------------------------
  Total operating expenses                                        6,288         2,966          15,420        23,554
                                                            ---------------------------  ----------------------------

  Operating loss                                                   (690)       (1,443)         (1,293)      (21,448)
                                                            ---------------------------  ----------------------------
Other (expense) income:
 Interest income                                                     19           179             506         1,280
 Interest expense                                                  (913)         (259)         (2,280)       (2,098)
 Other, net                                                        (974)           65          (1,533)          374
 Loss in joint venture                                             (396)         (709)         (1,125)       (1,464)
 Gain on sale of subsidiaries                                        --            --              --         2,612
                                                            ---------------------------  ----------------------------
  Total other (expense) income                                   (2,264)         (724)         (4,432)          704
                                                            ---------------------------  ----------------------------
  Loss before income taxes, cumulative effect of change in
  accounting principle and minority interest                     (2,954)       (2,167)         (5,725)      (20,744)

 Income tax benefit                                              (1,095)         (723)           (561)       (3,362)
                                                            ---------------------------  ----------------------------
 Loss before minority interest and cumulative effect of
 change in accounting principle                                  (1,859)       (1,444)         (5,164)      (17,382)

 Minority interest                                                   --            68              --         6,352
                                                            ---------------------------  ----------------------------
 Loss before cumulative effect of change in accounting
 principle                                                       (1,859)       (1,376)         (5,164)      (11,030)

 Cumulative effect of change in accounting principle, net
 of tax                                                              --            --             853            --
                                                            ---------------------------  ----------------------------
  Net loss                                                       (1,859)       (1,376)         (6,017)      (11,030)

 Other comprehensive loss, net of income tax benefit                518            37             379          (342)
                                                            ---------------------------  ----------------------------
 Comprehensive loss                                          $   (1,341)   $   (1,339)     $   (5,638)   $  (11,372)
                                                            ===========================  ============================
 Net loss per share, basic and diluted before cumulative
 effect of accounting change                                 $    (0.26)   $    (0.20)     $    (0.72)   $    (1.61)

 Cumulative effect of change in accounting principle, net
 of tax                                                      $       --    $       --      $    (0.12)   $       --
                                                            ---------------------------  ----------------------------
 Net loss per share, basic and diluted                       $    (0.26)   $    (0.20)     $    (0.84)   $    (1.61)
                                                            ===========================  ============================
 Shares used to compute net loss per share, basic and
 diluted                                                      7,510,762     6,866,100       7,188,431     6,866,100
                                                            ===========================  ============================

                      ELAMEX, S.A. DE C.V. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                         (In Thousands of U. S. Dollars)

                                                     December 31,   December 31,
                                                         2002           2001
                                                     ------------   ------------
Assets

Current assets                                         $ 45,906       $ 45,251
Property, plant and equipment, net                       69,979         38,582
Other assets, net                                        18,616         17,668
                                                     ------------   ------------

                                                       $134,501       $101,501
                                                     ============   ============

Liabilities and Stockholders' Equity

Current liabilities                                    $ 32,407       $ 15,759
Long-term debt and liabilities                           36,429         16,342
                                                     ------------   ------------
  Total liabilities                                      68,836         32,101

Stockholders' equity                                     65,665         69,400
                                                     ------------   ------------
                                                       $134,501       $101,501
                                                     ============   ============